Exhibit 99.1

Press Release

Niska Gas Storage Partners LLC Obtains California Regulatory Approval for 25 Bcf Wild Goose Natural Gas Storage Capacity Expansion

HOUSTON, Texas — July 8, 2013 — Niska Gas Storage Partners LLC (NYSE:NKA) today announced that it has received final regulatory approval from the California Public Utilities Commission (“CPUC”) to expand its Wild Goose natural gas storage facility in Northern California from 50 billion cubic feet (Bcf) of natural gas storage capacity to 75 Bcf.

Simon Dupéré, President and Chief Executive Officer commented: “We are extremely pleased that our application was approved by the CPUC. Organic expansions have always been a key component of Niska’s growth strategy. With this approval, we expect that we will bring all of the new capacity to the market by December 2013.”

Mr. Dupéré continued; “Wild Goose has been a safe and reliable component of critical energy infrastructure for over a decade and continues to provide significant benefits to California consumers through balancing of natural gas supply and regional demand. Niska has responded to market demand for natural gas storage services through a series of successful storage capacity expansions from its original storage capacity of 18 Bcf in 2006. With the completion of the authorized expansion, Niska’s total corporate working gas capacity across all of its U.S. and Canadian facilities will be approximately 251 Bcf, compared to current capacity of approximately 226 Bcf.

About Niska

Niska is the largest independent owner and operator of natural gas storage in North America, with strategically located assets in key natural gas producing and consuming regions. Niska owns and operates three natural gas storage facilities, including the AECO Hub TM in Alberta, Canada; Wild Goose in California; and Salt Plains in Oklahoma. Niska also contracts for natural gas storage capacity in the U.S. Mid-continent.

SOURCE: Niska Gas Storage Partners LLC
Niska Gas Storage Partners LLC
Investor Relations:  Brandon Tran, 403-513-8600